Exhibit 99.1

Outlook Therapeutics Announces Reverse Stock Split

CRANBURY, N.J., March 15, 2019 – Outlook Therapeutics, Inc. (NASDAQ: OTLK) (the “Company”) announced today that its Board of Directors have approved a 1-for-8 reverse stock split of the Company’s common stock, which became effective this morning immediately upon the filing by the Company of a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware. Beginning on March 18, 2019, the Company’s common stock will trade on the Nasdaq Capital Market on a reverse stock split-adjusted basis under the new CUSIP number 69012T206.

As previously disclosed, at the Company’s Annual Meeting of Stockholders held on September 21, 2018, the Company’s stockholders approved a proposal authorizing the Company’s Board of Directors to effect a reverse stock split by a ratio of not less than one-for-two and not more than one-for-ten.

The reverse stock split uniformly affects all issued and outstanding shares of the Company’s common stock. The reverse stock split will not alter any stockholder's percentage ownership interest in the Company, except to the extent that the reverse stock split results in fractional shares. No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive a fractional share will instead receive a cash payment based on the closing sales price of the Company’s common stock on March 15, 2019. The par value of the Company’s common stock will remain unchanged at $0.01 per share after the reverse stock split.

The reverse stock split proportionately affects the number of shares of common stock available for issuance under the Company’s equity incentive plans. All options, warrants, and convertible securities of the Company outstanding immediately prior to the reverse stock split will be adjusted in accordance with their terms.

The reverse stock split will reduce the number of shares of common stock issued and outstanding from approximately 94.1 million to approximately 11.8 million. There is no change to the number of authorized shares.

The Company’s transfer agent, American Stock Transfer & Trust Company, LLC (AST), is acting as the exchange agent for the reverse stock split. AST will provide instructions to record stockholders for receiving payment for any fractional shares.

About Outlook Therapeutics, Inc.

Outlook Therapeutics is a clinical-stage biopharmaceutical company focused on developing its lead clinical program, ONS-5010, a proprietary ophthalmic bevacizumab product candidate for the treatment of wet age related macular degeneration (wet AMD) and other retina diseases. ONS-5010 is currently in Phase 3 clinical trials outside the United States for patients suffering from wet AMD. For more information, please visit www.outlooktherapeutics.com.

CONTACTS:

Outlook Therapeutics:
Lawrence A. Kenyon
LawrenceKenyon@outlooktherapeutics.com

Media & Investors:
Jeremy Feffer
Managing Director
LifeSci Advisors, LLC
T: 212.915.2568
jeremy@lifesciadvisors.com